Exhibit 10.24.4

                               SIXTH AMENDMENT
                                     TO
                 FIRST AMENDED AND RESTATED CREDIT AGREEMENT
                                 (Term Loan)


     THIS SIXTH AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT (Term Loan) ("Amendment Agreement") is made as of June 15, 2005 ("Execution Date") to be effective as of the Effective Date, by and among Gold Kist Inc. (formerly known as Gold Kist Holdings Inc., the successor, by merger, to Gold Kist Inc., a Georgia cooperative marketing association), a Delaware corporation ("Borrower") and CoBank, ACB ("CoBank") as Lender.

                                  RECITALS

     A. CoBank and Borrower have entered into that certain First Amended and Restated Credit Agreement (Term Loan) dated as of January 29, 2003, that certain First Amendment to First Amended and Restated Credit Agreement (Term
Loan) dated as of February 11, 2003, that certain Second Amendment to First Amended and Restated Credit Agreement (Term Loan) dated as of March 10, 2004, that certain Third Amendment to First Amended and Restated Credit Agreement (Term Loan) dated as of July 16, 2004, that certain Fourth Amendment to First Amended and Restated Credit Agreement (Term Loan) dated as of September 24, 2004, and that certain Fifth Amendment to First Amended and Restated Credit Agreement (Term Loan) dated as of March 1, 2005 (as so amended, and as amended, modified, or supplemented from time to time, the "Credit Agreement") pursuant to which CoBank has extended certain credit facilities to Borrower, under the terms and conditions set forth in the Credit Agreement.

     B. Borrower has requested that CoBank amend the Credit Agreement to provide Borrower with more flexibility concerning the prepayment of certain subordinated capital certificates and concerning certain future software expenditures, which CoBank is willing to do under the terms and conditions, including the other amendments, as set forth in this Amendment Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, including the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the definition given to them in the Credit Agreement if defined therein.

2. Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement shall be amended as follows as of the Effective Date:

     2.1  Section 1.15 shall be amended in its entirety to read as follows:

     1.15 Capital Assets.: means fixed assets, both tangible and intangible; provided that Capital Asset shall not include (a) any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP; (b) software purchased by Borrower and its Subsidiaries during the term of this Credit Agreement up to a maximum aggregate amount, valued at cost, of $20,000,000.00; nor (c) goodwill created on the balance sheet of Borrower from the purchase of the common stock of Golden Poultry Company, Inc.

     2.2 Clause (b)(B) of Section 10.1 shall be amended by changing the term "$60,000,000.00" in such clause to read "$80,000,000.00", so that said
Section 10.1 reads as follows:

     10.1 Limitation on Restricted Payments. Borrower will not pay or declare any dividend or make any other distribution on or on account of any class of its Stock or other equity or make cash distributions of equity (including cash patronage refunds), or make interest payments on equity, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its Stock or other equity, or redeem, purchase or otherwise acquire, directly or indirectly, any Senior Unsecured Notes or any Subordinated Debt, including, but not limited to, its Subordinated Capital Certificates of Interest, Subordinated Loan Certificates (except required redemptions as provided in the indentures pursuant to which such Subordinated Debt was issued), or permit any Subsidiary to do any of the above (all of the foregoing being herein called "Restricted Payments") except that Borrower may make (a) (i) prior to the Conversion Date (A) cash patronage refunds in an amount, for each Fiscal Year, not to exceed 10% of the member earnings for such Fiscal Year; and (B) present value cashing retirement and death payments (net of any amount Borrower receives as insurance proceeds) in an aggregate amount not to exceed $5,000,000 in any Fiscal Year, and (ii) after the Conversion Date, the payment of any amounts that would otherwise be permitted to be paid under the immediately preceding clause (a)(i) that were not paid prior to the Conversion Date; (b) payments not to exceed, in the aggregate, the sum of (A) the amount of the Net Proceeds of Stock received from an initial public offering of Borrower plus (B) $80,000,000.00 from cash-on-hand, to the extent used for (i) on or after the Conversion Date, the prepayment of up to thirty-five percent (35.0%) of the Senior Unsecured Notes plus any prepayment penalties, (ii) on or after the Conversion Date, the prepayment of the Subordinated Capital Certificates of Interest plus any prepayment penalties and interest on deposit, and (iii) prior to or after the Conversion Date, the redemption of certain outstanding written notices of allocation of Borrower and payments in connection with the Permitted Conversion Transaction (which, subject to the limitation in amount set forth in this clause (b), may be funded with monies not constituting Net Proceeds of Stock); and (c) after the Conversion Date, payments of cash dividends in an aggregate amount not to exceed $5,000,000.00 per Fiscal Year, provided that prior to making any cash dividend payments pursuant to the immediately preceding clause (c), Borrower shall deliver to CoBank a certificate evidencing compliance with Subsection 9.14.1 hereof after giving effect to such cash dividend payments; and provided further that Borrower shall not make any Restricted Payments upon the occurrence and during the continuance of a Default or Event of Default. So long as there is no Default or Event of Default occurring or continuing, there shall not be included in the definition of Restricted Payments: (x) dividends paid, or distributions made, in Stock of Borrower or (y) exchanges of Stock of one or more classes of Borrower, except to the extent that cash or other value is involved in such exchange. Moreover, nothing in this Section shall prevent any Subsidiary from making any Restricted Payments to Borrower or to any other Loan Party that directly owns Stock of such Subsidiary. The term "equity" as used in this Section shall include Borrower's common stock, preferred stock, if any, other equity certificates, and notified equity accounts of patrons.

3. Borrower's Representations. Borrower hereby represents and warrants that, (a) Borrower has the corporate power and authority to enter into this Amendment and to perform its obligations hereunder; (b) this Amendment has been duly authorized and validly executed; and (c) after giving effect to this Amendment Agreement and the transactions contemplated hereby, no Potential Default or Event of Default has occurred and is continuing under the Credit Agreement or other Loan Documents.

4. Effective Date. The effectiveness of this Amendment Agreement is subject to satisfaction, in CoBank's sole discretion, of each of the following conditions precedent (the date on which all such conditions precedent are so satisfied shall be the "Effective Date"):

     4.1 Representations and Warranties. The representations and warranties of Borrower in the Credit Agreement shall be true and correct in all material respects on and as of the Effective Date as though made on and as of such date.

     4.2 No Event of Default. No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this Amendment Agreement.

     4.3 Payment of Fees and Expenses. Borrower shall have paid CoBank, by wire transfer of immediately available federal funds, all expenses owing pursuant to Section 5 below.

     4.4 Rabobank Agreement. CoBank shall have received proof satisfactory to it that the Rabobank Agreement has been amended so that (a) the definition of Capital Assets, and (b) its provisions relating to limitations on Restricted Payments, are each consistent with Sections 1.115 and 10.1, respectively, of the Credit Agreement as amended by this Amendment Agreement.

     4.5 Execution. This Amendment Agreement shall have been executed by all parties hereto.

5. Costs; Expenses and Taxes. Borrower agrees to reimburse CoBank on demand for all out-of-pocket costs, expenses and charges (including, without limitation, all fees and charges of external legal counsel) incurred by CoBank in connection with the preparation, reproduction, execution and delivery of this Amendment Agreement and any other instruments and documents to be delivered hereunder.

6.   General Provisions.

     6.1 No Waiver; Continuing Effect; References. The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of any right, power or remedy of CoBank under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents, and the Credit Agreement, as expressly modified hereby, and each of the other Loan Documents, are hereby ratified and confirmed and shall continue in full force and effect and be binding upon the parties thereto. Any direct or indirect reference in the Loan Documents to the "Credit Agreement" shall be deemed to be a reference to the Credit Agreement as amended by this Amendment Agreement.

     6.2 Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

     6.3 Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties to this Amendment Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telefax, facsimile, or e-mail transmission of an Adober file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Amendment Agreement by telefax, facsimile, or e-mail transmission of an Adober file format document also shall deliver an original executed counterpart of this Amendment Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment Agreement.

                    [THE EXECUTION PAGE IS THE NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to First Amended and Restated Credit Agreement (Term Loan) to be executed by their duly authorized officers as of the Effective Date.

                              BORROWER:

                              GOLD KIST INC., a Delaware corporation

                              By:  /s/ Stephen O. West
                              Name:    Stephen O. West
                              Title:   Chief Financial Officer, Vice President

                              LENDER:

                              COBANK, ACB

                              By:  /s/ Jim Stutzman
                              Name:    Jim Stutzman
                              Title:   Vice President Corporate Finance
                              Division

















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